EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name of Company	Place and date of incorporation/establishment	Attributable equity interest held	Principal activities
Actions Semiconductor Co., Ltd.	Republic of Mauritius November 16, 2001	100%	Investment holding
Actions Semiconductor Co., Ltd.	PRC November 17, 2001	100%	Design and manufacture of system-on-a-chip products
Actions Technology (HK) Company Limited	Hong Kong January 13, 1999	100%	Trading of system-on-a-chip products
Actions Enterprise (HK) Co., Ltd.	Hong Kong September 6, 2007	100%	Investment holding
Actions Microelectronics Co., Ltd.	Hong Kong August 17, 2007	100%	Trading of system-on-a-chip products
Artek Microelectronics Co., Ltd.	The BVI December 28, 2005	100%	Investment holding
Actions Microelectronics Co., Ltd.	PRC December 13, 2005	80%	Research and development
Artek Microelectronics (HK) Co., Limited	Hong Kong January 16, 2006	100%	Trading of system-on-a-chip products
Actions Capital Investment Inc.	The BVI February 10, 2006	100%	Investment
Artek Microelectronics Co., Ltd.	PRC March 14, 2006	100%	Design and manufacture of system-on-a-chip products
Actions Investment Consulting (Shanghai) Co., Ltd.	PRC November 6, 2006	100%	Investment Consulting and management
Shanghai Actions Semiconductor Co., Ltd	PRC March 27, 2008	100%	Research and development

(1) All subsidiaries do business under their legal name.